Mueller Industries, Inc. Reports Third Quarter Results

MEMPHIS, Tenn., Oct. 19 /PRNewswire-FirstCall/ --

Quarterly and Year-to-Date Earnings

Harvey L. Karp, Chairman of Mueller Industries, Inc. (NYSE: MLI), announced today that Mueller's net income in the third quarter was $18.9 million, or 50 cents per diluted share, on net sales of $507.2 million.  This compares with net income of $18.7 million, or 50 cents per diluted share, on net sales of $419.9 million in the third quarter of 2009.

Year-to-date, the Company earned $68.4 million, or $1.81 per diluted share, which includes an insurance settlement gain of 59 cents per diluted share. This compares with net income of $22.2 million, or 59 cents per diluted share, for the same period of 2009.  Net sales for the first nine months of 2010 were $1.53 billion compared with net sales of $1.11 billion for the same period a year ago.

Financial and Operating Highlights

Regarding the third quarter of 2010, Mr. Karp said:

  "Our Plumbing & Refrigeration segment posted operating earnings of $11.5 million on net sales of $282.7 million compared with operating earnings of $16.0 million on net sales of $240.9 million in the third quarter of 2009.  The benefit of slightly higher shipments was offset by lower margins.
  "Our OEM segment posted operating earnings of $23.0 million during the third quarter of 2010 on net sales of $229.0 million, which compared with operating earnings of $16.5 million on net sales of $181.6 million for the same period in 2009.  Operating income improved in most product lines on better volumes.
  "The Comex average price of copper was $3.30 per pound in the third quarter of 2010, which compares with $2.67 per pound in the third quarter of 2009.  Higher selling prices due to rising raw material values accounted for approximately $57 million of the increase in net sales primarily in the Plumbing & Refrigeration segment.  Approximately $20 million of the increase in net sales was attributable to increased unit volume primarily in the OEM segment.
  "Mueller ended the quarter with $400.1 million in cash, or $10.57 per share.
  "Total stockholders' equity was $777.0 million which equates to a book value per share of $20.54.
  "Mueller's current ratio remains excellent at 4.4 to 1 and our working capital is $699.0 million.  Leverage is conservative with a ratio of debt to total capitalization at 18.4 percent."

Business Outlook

Regarding the outlook, Mr. Karp said, "Housing starts continue to stagnate at near the lowest levels of the past 50 years.  However, we believe starts are unlikely to decline further.  Also, the drop in non-residential construction appears to be bottoming out.  We expect to see improving business conditions in 2011, although the recovery in our industry will probably be uneven.  We are encouraged by Mueller's solid performance in 2010 and we are well prepared for an upturn in the economy."

Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products.  Mueller's operations are located throughout the United States and in Canada, Mexico, Great Britain, and China.  Mueller's business is importantly linked to (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market which includes office buildings, factories, hotels, hospitals, etc.

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Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings. The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	For the Quarter Ended		For the Nine Months Ended
	September 25,	September 26,	September 25,	September 26,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)

Net sales	$ 507,240	$ 419,890	$ 1,532,896	$ 1,114,248

Cost of goods sold	437,597	354,039	1,317,290	954,775
Depreciation and amortization	9,934	10,441	30,372	31,276
Selling, general, and administrative expense	28,810	27,593	99,601	89,067
Insurance settlement	12	-	(21,284)	-

Operating income	30,887	27,817	106,917	39,130

Interest expense	(3,072)	(2,435)	(8,568)	(7,553)
Other income (expense), net	30	(324)	(2,348)	688

Income before income taxes	27,845	25,058	96,001	32,265
Income tax expense	(9,098)	(6,246)	(26,418)	(9,796)

Consolidated net income	18,747	18,812	69,583	22,469

Less net loss (income) attributable to noncontrolling interest	162	(146)	(1,158)	(267)

Net income attributable to Mueller Industries, Inc.	$ 18,909	$ 18,666	$ 68,425	$ 22,202

Weighted average shares
for basic earnings per share	37,710	37,474	37,657	37,253
Effect of dilutive stock-based awards	92	72	77	89

Adjusted weighted average shares
for diluted earnings per share	37,802	37,546	37,734	37,342

Basic earnings per share	$ 0.50	$ 0.50	$ 1.82	$ 0.60

Diluted earnings per share	$ 0.50	$ 0.50	$ 1.81	$ 0.59

Dividends per share	$ 0.10	$ 0.10	$ 0.30	$ 0.30

Summary Segment Data:
Net sales:
Plumbing & Refrigeration Segment	$ 282,735	$ 240,878	$ 825,114	$ 661,035
OEM Segment	228,981	181,621	718,965	459,898
Elimination of intersegment sales	(4,476)	(2,609)	(11,183)	(6,685)

Net sales	$ 507,240	$ 419,890	$ 1,532,896	$ 1,114,248

Operating income:
Plumbing & Refrigeration Segment	$ 11,511	$ 15,986	$ 71,710	$ 38,199
OEM Segment	22,994	16,530	56,057	18,315
Unallocated expenses	(3,618)	(4,699)	(20,850)	(17,384)

Operating income	$ 30,887	$ 27,817	$ 106,917	$ 39,130

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 25,	December 26,
	2010	2009
	(Unaudited)
ASSETS
Cash and cash equivalents	$ 400,116	$ 346,001
Accounts receivable, net	278,891	228,739
Inventories	190,243	191,262
Other current assets	34,631	42,841

Total current assets	903,881	808,843

Property, plant, and equipment, net	235,079	250,395
Other assets	123,781	120,903

	$ 1,262,741	$ 1,180,141

LIABILITIES AND EQUITY
Current portion of debt	$ 23,437	$ 24,325
Accounts payable	80,140	73,837
Other current liabilities	101,395	85,208

Total current liabilities	204,972	183,370

Long-term debt, less current portion	158,226	158,226
Pension and postretirement liabilities	43,589	44,320
Environmental reserves	25,671	23,268
Deferred income taxes	25,283	31,128
Other noncurrent liabilities	891	887

Total liabilities	458,632	441,199

Total Mueller Industries, Inc. stockholders' equity	777,025	713,167
Noncontrolling interest	27,084	25,775

Total equity	804,109	738,942

	$ 1,262,741	$ 1,180,141

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Nine Months Ended
	September 25,	September 26,
	2010	2009
	(Unaudited)
Operating activities:
Consolidated net income	$ 69,583	$ 22,469
Reconciliation of consolidated net income
to net cash provided by operating activities:
Depreciation and amortization	30,550	31,440
Stock-based compensation expense	2,185	1,892
Insurance settlement	(21,284)	-
Insurance proceeds - noncapital related	5,561	-
Loss on disposal of properties	252	975
Deferred income taxes	(8,386)	(2,012)
Income tax benefit from exercise of stock options	(89)	(189)
Gain on early retirement of debt	-	(128)
Changes in assets and liabilities:
Receivables	(50,810)	(3,030)
Inventories	2,800	35,339
Other assets	6,158	4,152
Current liabilities	21,562	(6,229)
Other liabilities	2,839	(337)
Other, net	(225)	17

Net cash provided by operating activities	60,696	84,359

Investing activities:
Capital expenditures	(14,210)	(11,002)
Business acquired	(2,021)	-
Insurance proceeds for property and equipment	17,703	-
Net withdrawals from restricted cash balances	1,649	12,806
Proceeds from sales of properties	26	611

Net cash provided by investing activities	3,147	2,415

Financing activities:
Dividends paid	(11,300)	(11,186)
Repayment of debt by joint venture, net	(1,097)	(11,813)
Repayments of long-term debt	-	(370)
Dividends paid to noncontrolling interest	-	(1,449)
Acquisition of treasury stock	(85)	(416)
Issuance of shares under incentive stock option plans
from treasury	2,463	8,678
Income tax benefit from exercise of stock options	89	189

Net cash used in financing activities	(9,930)	(16,367)

Effect of exchange rate changes on cash	202	4,607

Increase in cash and cash equivalents	54,115	75,014

Cash and cash equivalents at the beginning of the period	346,001	278,860

Cash and cash equivalents at the end of the period	$ 400,116	$ 353,874

MUELLER INDUSTRIES, INC.
RECONCILIATION OF NET INCOME AS REPORTED
TO NET INCOME BEFORE INSURANCE SETTLEMENT
(In thousands, except per share data)

Earnings without insurance settlement is a measurement not derived in accordance with generally accepted accounting principles (GAAP).
Excluding the insurance settlement is useful as it measures the operating results that are the outcome of daily operating decisions made in the normal course of business. The insurance settlement resulted from reimbursement for losses claimed as a result of a fire at our U.K. subsidiary in November 2008, the results of which are not impacted by daily operations and are not expected to recur in future periods. Reconciliation of earnings without insurance settlement to net income as reported is as follows:

	For the Nine Months Ended September 25, 2010
			Pro forma
		Impact of	Without
	As	Insurance	Insurance
	Reported	Settlement	Settlement
	(Unaudited)

Operating income	$ 106,917	$ (21,284)	$ 85,633

Interest expense	(8,568)	-	(8,568)
Other income, net	(2,348)	-	(2,348)

Income before income taxes	96,001	(21,284)	74,717
Income tax expense (Note A)	(26,418)	(1,090)	(27,508)

Consolidated net income	69,583	(22,374)	47,209

Less net income attributable to noncontrolling interest	(1,158)	-	(1,158)

Net income attributable to Mueller Industries, Inc.	$ 68,425	$ (22,374)	$ 46,051

Diluted earnings per share	$ 1.81	$ (0.59)	$ 1.22

(A) Realization of this insurance settlement resulted in a tax benefit primarily from the utilization of U.K. net operating losses that were previously reserved.

CONTACT:  Kent A. McKee, +1-901-753-3208